UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2006

Lone Star Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12881	75-2085454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15660 North Dallas Parkway,
Suite 500
Dallas, Texas 75248
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 770-6401

Not applicable
(Former name or former address, if changed since last report)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 24, 2006, the board of directors of Lone Star adopted a new 2006 Employment Retention Policy (the “Policy”), which it is offering to certain of its officers and key employees.  The Policy provides that if a participant in the Policy (a “Participant”) is terminated without “Cause” (as such term is defined in the Policy) or resigns for “Good Reason” (as such term is defined in the Policy) within two years after a “Change-in-Control” (as such term is defined in the Policy), Lone Star will: (a) pay such Participant a cash severance amount equal to the mathematical product of (i) the sum of (A) the Participant’s then current annual salary (divided by 12) and (B) the higher of his or her average bonus for the immediately preceding two years or his or her target bonus for the current year (divided by 12) and (ii) a severance multiple between 12 and 36; (b) (i) “gross-up” for tax purposes the payments and benefits to be received by the “Named Executive Officers” (as such term is defined in the Policy) by making additional payments to or for the benefit of each “Named Executive Officer” to the extent necessary so that after payment of the excise tax and all federal, state and local income, employment and other applicable taxes and excise tax on the additional payments, each “Named Executive Officer” ends up with what he or she would have received absent payment of the excise tax, and (ii) provide for the “Best Net” for the “SIP Officers” (as such term is defined in the Policy) and the “Other Officers” (as such term is defined in the Policy) so that each such individual’s aggregate severance payments and benefits would be reduced to $1.00 less than that amount which would trigger the excise tax under Section 4999 of the Internal Revenue Code if such reduction would result in such “SIP Officer” or “Other Officer” receiving a greater after-tax benefit than he or she would receive if the full severance benefits were paid in full; (c) continue to provide the same or equivalent medical insurance coverage for such Participant until the first to occur of (i) such Participant commencing employment with an employer who provides substantially equivalent medical insurance coverage or (ii) a number of months equal to the applicable severance multiple; and (d) provide outplacement services to such Participant at a cost not to exceed $20,000.  In addition, upon the occurrence of a Change-in-Control, Lone Star will pay each Participant a pro-rated portion of his or her annual target bonus through the date of the Change-in-Control.

The Policy further provides that each Participant will be required, as a condition to such Participant’s participation in the Policy, to enter into: (a) a noncompetition agreement with Lone Star for a term of six months, measured from the date of termination without “Cause” or resignation for “Good Reason” within two years after a “Change-in-Control”; (b) a nonsolicitation agreement with respect to Lone Star’s employees and operating subsidiaries; and (c) a confidentiality agreement with Lone Star.

Officers and key employees who presently participate in the existing Employment Retention Policy, adopted on May 8, 1997 (the “Current Plan”) who are offered the opportunity to participate in the Policy may elect (i) to remain in the Current Plan or (ii) to become a Participant in the Policy instead of participating in the Current Plan.  In addition, in the event that a “Change-in-Control” occurs within one year after the date of the adoption of the Policy, each participant in the Current Plan will be entitled to receive his or her benefits under either the Current Plan or the Policy (whichever is most favorable), at his or her sole discretion.

The current “Named Executive Officers” included in the officers and key employees to whom the Policy is being offered are Rhys J. Best (Chairman and Chief Executive Officer of Lone Star), Joseph Alvarado (President of Lone Star), Charles J. Keszler (Vice President and Chief Financial Officer of Lone Star), Robert F. Spears (Vice President, General Counsel and Secretary of Lone Star) and W. Byron Dunn (President and Chief Executive Officer of Lone Star Steel Company).  The severance multiple is 36 for Mr. Best and 30 for each other “Named Executive Officer” in the Policy.

Item 2.02.  Results of Operations and Financial Condition.

Item 8.01.  Other Events.

On October 24, 2006, Lone Star issued a second press release (the “Earnings/Stock Repurchase Release”) announcing its financial results with respect to the quarter ended September 30, 2006.  The Earnings/Stock Repurchase Release also indicated that Lone Star’s Board of Directors authorized Lone Star to repurchase shares of its common stock from time to time prior to year-end 2007 for a total investment not to exceed $100 million.  The Earnings/Stock Repurchase Release is filed as Exhibit 99.1 to this Report and incorporated herein by reference.  The foregoing is qualified by reference to such Exhibit.

Item 9.01.  Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Shell Company Transactions.

Not applicable.

(d)           Exhibits.

Exhibit Number	Exhibit Title
99.1	Earnings/Stock Repurchase Release of Lone Star dated October 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE STAR TECHNOLOGIES, INC.

	By:	/s/ ROBERT F. SPEARS
Robert F. Spears,
Vice President, General Counsel and Secretary

Date: October 24, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Earnings/Stock Repurchase Release of Lone Star dated October 24, 2006.